Exhibit 99.1

For Release

MRV ANNOUNCES THIRD QUARTER 2011 FINANCIAL RESULTS

CHATSWORTH, CA — November 9, 2011 — MRV Communications, Inc. (OTCQB: MRVC) (“MRV” or the “Company”), a leading provider of optical communications network infrastructure equipment and integration and managed services, today announced financial results for the third quarter ended September 30, 2011.

Dilip Singh, chief executive officer of MRV, commented, “MRV’s transformation continues as we remain focused on cultivating shareholder value by enhancing our products and services portfolios across business units and adding over 30 new customers worldwide during this quarter.”

Commenting on the financial results of the quarter, Singh continued, “Our local markets exhibited some slowness in the third quarter which adversely impacted revenue and gross margins.  Although we had a decline in revenues and lower gross margins, our efforts this year to control and reduce our operating expenses allowed us to deliver a six percent operating income margin. Despite the slowness seen in our markets this quarter, we believe our long-term growth prospects remain strong as our customers will continue to make infrastructure investments in their networks to meet bandwidth growth requirements.”

Consolidated Results

MRV reported third quarter 2011 revenue of $62.5 million, compared with revenue of $68.2 million last quarter and $66.1 million in the third quarter of 2010. The year-over-year decrease is attributable to a decline of $3.3 million in the Company’s Network Integration Group and, to a lesser degree, a decline of $0.7 million at MRV’s Network Equipment Group, offset by a decrease in intersegment sales between each of these two business units, which are eliminated in the Company’s consolidated reporting. The declines in revenue came from our French and Italian subsidiaries, which are experiencing a soft local telecom market, and from the Company’s Optical Communications Systems division (“OCS”).  OCS saw an 8% year-over-year decline in revenue, partly attributable to the loss of revenue from the free-space optics product line and other less profitable products discontinued since the third quarter of 2010. Product sales of out-of-band networking and fiber optic components were also weaker than last year. Partially offsetting the declines, OCS saw an increase in service revenues.

Gross margin for the third quarter of 2011 was 40.3%, down from 43.1% last quarter and 42.1% in the third quarter of 2010 due to margin declines across all business units. Gross margin was impacted by several factors including lower revenues, changes in product mix at certain business units, changes in the contribution of revenue by each business unit, pricing pressures, fluctuations in foreign exchange rates, most notably at Creative Electronic Systems S.A. (“CES”), where costs of revenue are incurred in Swiss Francs but revenue is denominated in U.S. dollars and Euros, and the aforementioned decline in intersegment sales between MRV’s Network Integration Group and Network Equipment Group.

Operating expenses declined 2% year-over-year to $21.6 million. In the same quarter of 2010 MRV recorded a credit of $1.4 million for the reversal of a litigation accrual related to a lawsuit against Source Photonics and MRV which was settled in the third quarter of 2010 by Source Photonics. MRV was released from the claim as part of the settlement.  Adjusting for the favorable prior year impact of this credit, operating expenses declined by $1.9 million and SG&A for the third quarter of 2011 improved to 25.5% of sales from 27.0% of sales reported in the third quarter of 2010. Compared to the prior quarter, operating expenses declined $4.2 million, or 16%, and improved from 37.9% of revenue last quarter to 34.6% this quarter. The year-over-year decrease primarily came from OCS and relates in part to the closure of our free-space optics product line and rationalization of certain foreign offices and decreased employee benefits and voluntary reductions in headcount.

On a year-to-date basis, MRV reported revenues of $192.6 million, a $10.2 million, or 5.6%, increase compared to $182.5 million for the nine month period of 2010.  A decrease in gross margins of 342 basis points, partially offset by a decrease in operating expenses as a percent of revenue of 191 basis points, led to a decrease in operating margin from 6.0% to 4.5%.

A more detailed discussion of MRV’s third quarter results, including an analysis by business segment, is included in the Management Discussion and Analysis section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the Securities Exchange Commission today.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading global provider of carrier Ethernet, wavelength division multiplexing optical transport, infrastructure management equipment and solutions, as well as network integration and managed services.  MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs.  Through its subsidiaries, MRV operates research and development centers in North America and Europe, along with support centers and sales offices around the world.  For more information about MRV, visit http://www.mrv.com.

Forward Looking Statements

This press release may contain statements regarding future financial and operating results of MRV, management’s assessment of business trends, and other statements about management’s future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “believes,” “seeks,” “should,” “could,” “forecasts,” “projects,” variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management’s long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV’s businesses, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2010, and its quarterly report on Form 10-Q for the quarter ended September 30, 2011, copies of which may be obtained by contacting MRV’s investor relations department or at MRV’s website at http://www.mrv-corporate.com or from the SEC’s EDGAR website at http://www.sec.gov.

All information in this release is as of September 30, 2011 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.

Contacts

Investor Relations:

MRV Communications, Inc.

(818) 886-MRVC (6782)

ir@mrv.com

or

CJP Communications for MRV

Thomas J. Rozycki, Jr.

(212) 279-3115 x208

trozycki@cjpcom.com

Media Relations:

MRV Communications, Inc.

pr@mrv.com

(Financial tables follow)

MRV Communications, Inc.

Statements of Operations

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Product revenue	$48,154	$52,940	$151,066	$145,237
Service revenue	14,301	13,180	41,549	37,222
Total revenue	62,455	66,120	192,615	182,459
Cost of sales	37,368	38,631	113,056	100,862
Gross profit	25,087	27,489	79,559	81,597
Operating expenses:
Product development and engineering	5,666	5,654	18,059	15,770
Selling, general and administrative	15,918	16,443	52,853	54,896
Total operating expenses	21,584	22,097	70,912	70,666
Operating income	3,503	5,392	8,647	10,931
Interest expense	(217)	(242)	(687)	(674)
Gain from settlement of deferred consideration obligation	—	—	—	520
Other loss, net	(1,548)	(1,245)	(1,837)	(1,336)
Income from continuing operations before income taxes	1,738	3,905	6,123	9,441
Provision (benefit) for income taxes	(343)	874	3,038	4,567
Income from continuing operations	2,081	3,031	3,085	4,874
Income (loss) from discontinued operations, net of income taxes of $20 in 2011 and $859 and $2,102 for the three and nine months in 2010, respectively	—	543	(3,414)	6,409
Net income (loss)	2,081	3,574	(329)	11,283
Less:
Net income from continuing operations attributable to noncontrolling interests	—	696	—	1,816
Net income (loss) attributable to MRV	$2,081	$2,878	$(329)	$9,467
Net income from continuing operations attributable to MRV	$2,081	$2,335	$3,085	$3,058
Net income (loss) from discontinued operations attributable to MRV	$—	$543	$(3,414)	$6,409
Net income (loss) attributable to MRV per share — basic:
From continuing operations	$0.01	$0.01	$0.02	$0.02
From discontinued operations	$—	$—	$(0.02)	$0.04
Net income attributable to MRV per share — basic (1)	$0.01	$0.02	$—	$0.06
Net income (loss) attributable to MRV per share — diluted:
From continuing operations	$0.01	$0.01	$0.02	$0.02
From discontinued operations	$—	$—	$(0.02)	$0.04
Net income attributable to MRV per share — diluted (1)	$0.01	$0.02	$—	$0.06
Weighted average number of shares:
Basic	157,535	157,707	157,518	157,674
Diluted	158,601	158,590	158,518	158,561

(1) Amounts may not add due to rounding.

MRV Communications, Inc.

Balance Sheets

(In thousands, except par values)

	September 30, 2011 (Unaudited)	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$153,754	$141,001
Short-term marketable securities	—	13,474
Restricted time deposits	1,760	1,709
Accounts receivable, net	57,915	61,455
Other receivables	15,783	15,294
Inventories	36,654	41,072
Deferred income taxes	2,487	2,511
Other current assets	7,670	9,838
Current assets of discontinued operations	—	2,774
Total current assets	276,023	289,128
Property and equipment, net	8,653	8,461
Goodwill	25,879	25,229
Other intangibles	375	—
Deferred income taxes, net of current portion	3,337	2,125
Other assets	544	571
Noncurrent assets of discontinued operations	—	1,352
Total assets	$314,811	$326,866

Liabilities and equity
Current liabilities:
Short-term debt	$13,188	$18,036
Deferred consideration payable	4,615	4,615
Accounts payable	25,373	32,279
Accrued liabilities	21,339	23,714
Deferred revenue	13,724	14,186
Other current liabilities	3,491	2,166
Current liabilities of discontinued operations	—	1,376
Total current liabilities	81,730	96,372
Other long-term liabilities	6,434	8,931
Long-term liabilities from discontinued operations	—	462
Commitments and contingencies

Stockholders’ equity:
Preferred Stock, $0.01 par value: Authorized — 1,000 shares; no shares issued or outstanding	—	—
Common Stock, $0.0017 par value:
Authorized — 320,000 shares
Issued — 160,341 shares in 2011 and 160,038 shares in 2010
Outstanding — 157,649 shares in 2011 and 157,600 shares in 2010	270	270
Additional paid-in capital	1,412,410	1,410,234
Accumulated deficit	(1,200,681)	(1,200,352)
Treasury stock — 2,692 shares in 2011 and 2,437 in 2010	(3,271)	(2,846)
Accumulated other comprehensive income	17,919	13,795
Total stockholders’ equity	226,647	221,101
Total liabilities and stockholders’ equity	$314,811	$326,866